EXHIBIT 11.2

                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                      COMPUTATION OF NET EARNINGS PER SHARE

                    FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                   FULLY
                                                  PRIMARY         DILUTED
Weighted Average Common Shares
outstanding...............................      18,838,065      18,838,065

Convertible debt..........................         -             2,774,475

Stock options and warrants outstanding....       1,527,975       1,931,504
                                                 ---------       ---------

Weighted average shares of common shares
  outstanding.............................      20,366,040      23,544,044
                                               ===========      ==========

Net income ...............................     $   427,042      $  509,581
                                               ===========      ===========

Earnings per share........................     $      (.02)     $     (.02)
                                               ============     ============